Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Midland States Bancorp, Inc.:

We consent to the use of our report dated March 1, 2016, with respect to the consolidated balance sheets of Midland States Bancorp, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, incorporated herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

St. Louis, Missouri
April 29, 2016